Exhibit 10.3

NON-COMPETE ADVISORY AGREEMENT

THIS NON-COMPETE ADVISORY AGREEMENT (“Agreement”) is made and entered into as of the 1st day of October, 2001, by and between Video City, Inc., a Delaware corporation (the “Company”), and Robert Y. Lee (“Lee”), with reference to the following facts:

A. Lee was the Chief Executive Officer of the Company and its predecessors until his resignation due to serious medical problems, including heart surgery. He is no longer able to work in his former capacities.

B. The Company has great need for Lee’s vision and experience and has persuaded Lee to serve as a consultant to the Company at a greatly reduced level and with no responsibility for the day-to-day operations of the Company

1. Term of Agreement. The Company hereby retains Lee, and Lee hereby agrees to serve the Company, under and subject to all of the terms, conditions and provisions of this Agreement for a period from the date hereof through September 30, 2004, in the capacity of a consultant to the Company, in such role as the Company’s board of directors (the “Board”) may from time to time designate, provided such assignment is consistent with Lee’s level of experience and expertise, and subject to Lee’s availability and personal health, considerations. In the performance of his activities and the exercise of his discretion Lee shall be under the supervision and control of, and shall report only to, the Board of Directors. Lee’s duties shall be designated by the Board of Directors and shall be subject to such policies and directions as may be established or given by the Board of Directors from time to time.

2. Limited Time to Company Business. Lee shall devote so much of his time, ability and attention to the business of the Company during the term of this Agreement as Lee may deem advisable. Lee shall not, without the prior written consent of the Board of Directors, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company’s business or with Lee’s duties to the Company.

3. Non-Compete Fee. The Company shall pay Lee a non-compete fee of $5,000 per month commencing on the date of this Agreement and continuing for the term of this Agreement.

4. Benefits

(a) In addition to the non-compete fee, Lee will be entitled to participate in all benefits available to members of the Company’s management, on a commensurate basis as they may be offered from time to time by the Board of Directors to the Company’s management employees. Such benefits include, but are not limited to, full medical, dental and long term disability insurance for Lee and his family, and participation in group life insurance plans. During the period of this Agreement, Lee will be reimbursed for reasonable business, travel and entertainment expenses incurred in accordance with Company policy on behalf of the Company in connection with his activities.

(b) The Company will pay $1,500 per month (including all maintenance and operating expenses) for Lee to have the use of one Company provided automobile (or an equivalent expense allowance for an automobile owned by Lee).

(c) The Company will pay life insurance premiums not to exceed $18,000 per year for $1,000,000 of whole life insurance payable to Lee’s beneficiaries.

(d) To the extent that the medical and dental insurance referred to in Section 4(a) does not pay all of the medical and dental expenses of Lee and his immediate family, the Company shall pay, or reimburse Lee for, such expenses and for any income tax liability he may incur in connection with such payments or reimbursements.

5. Termination. This Agreement shall terminate in advance of the time specified in Section 1 above (and except as provided herein, Lee shall have no right to receive any compensation not due and payable to him or to his estate at the time of such termination) under any of the following circumstances:

(a) Upon the death of Lee, provided that payment shall continue as set forth in Section 5(b)

(b) In the event that Lee shall become either physically or mentally incapacitated so as to not be capable of performing his duties as a consultant hereunder, and if such incapacity shall continue for a period of six months consecutively, the Company may, at its option, terminate this Agreement by written notice to Lee at that time or at any time thereafter while such incapacity continues. In case of termination under this Section 5(b) or under Section 5(a), Lee or his estate shall be entitled to receive his fee accrued or earned hereunder as of or to the date of termination, and for six months following such termination or until the expiration of the term of this Agreement, whichever is earlier.

(c) By Lee if the Company shall have materially breached any of the provisions of this Agreement; provided that the Company shall pay Lee the fees which would otherwise have become payable under Section 3 above through the remaining term of this Agreement.

(d) By the Company at any time, without Cause; provided that the Company shall pay Lee the fees which would otherwise have become payable under Section 3 above through the remaining term of this Agreement.

(e) By the Company for Cause. The term “Cause” used in this Section 5 means Lee (i) materially breaches any of the terms or conditions of Sections 1 or 2 of this Agreement, or (ii) commits or engages in a felony or any intentionally dishonest or fraudulent act which materially damages the Company’s reputation. If the Company terminates Lee for Cause, no payments or benefits under this Agreement shall become payable after the date of Lee’s termination. The Company may terminate this Agreement under Section 5(e)(i) only if notice of the facts constituting the basis for such termination has been given to Lee and Lee shall have been afforded 30 days opportunity to take such action as may be reasonable under the circumstances to furnish assurance to the Board of Directors that such basis for termination has been corrected or cured (to the extent susceptible to cure) and will not recur.

(f) Notwithstanding anything to the contrary in this Agreement, if, during the term of this Agreement, there occurs a Change in Control, this Agreement shall automatically be extended to a date which is three years from the date such Change in Control becomes effective, and all of the provisions of this Agreement shall continue to apply during such extended period. As used herein, a “Change in Control” is deemed to occur if (i) any person becomes the owner of at least 35% of the Company’s voting securities, (ii) a change in the majority of the membership of the Board of Directors occurs without approval of two-thirds of the directors who were directors prior to the commencement of the Change in Control, (iii) there is consummated a merger or consolidation of the Company or a subsidiary thereof with another entity in which the Company’s stockholders immediately prior thereto do not continue to hold at least 60% of the voting securities of the surviving entity, or (iv) there occurs a liquidation of the Company or a sale or other disposition of all or substantially all of the Company’s assets

6. Loyalty, Non-Competition and Confidentiality.

(a) Non Competition. Lee agrees and Covenants that, except for the benefit of the Company (and/or successor, parent or subsidiary) during the Non-Competition Period (as defined in Section 6(b)) he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in any business engaged in by the Company in the Non-Competition Area (as defined in Section 6(c) nor will Lee compete against the Company for any transaction or corporate opportunity which the Company has or may have an interest in pursuing. It is the parties’ express intention that if a court of competent jurisdiction finds or holds the provisions of this Section 6 to be excessively broad as to time, duration, geographical scope, activity or subject, this Section 6 shall then be construed by limiting or reducing it so as to comport with then applicable law.

(b) Non-Competition Period. As used herein, the “Non-Competition Period” means the period beginning on the date hereof and ending on a date which is two years after the later to occur of (i) September 30, 2004 or (ii) the date on which Lee’s employment with the Company terminates; provided, however, that if Lee’s employment is terminated by the Company without Cause, the Non-Competition Period shall end on the date of such termination.

(c) Non-Competition Area. As used herein, the term “Non-Competition Area” means anywhere with a three-mile radius of any store operated by the Company during the term of this agreement.

(d) Other Employees. Lee agrees that during the Non-Competition period he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, engage, hire or offer to hire or entice away in any other manner persuade any officer, employee or agent of the Company or any subsidiary to discontinue his relationship with the Company or any subsidiary.

(e) Confidentiality. Lee acknowledges that he has learned and will learn Confidential Information, as defined in Section 6(f), relating to the business of the Company. Lee agrees that he will not, except in the normal and proper course of his duties, disclose or use, either during the Non-Competition Period or subsequently thereto, any such Confidential Information without prior written approval of the Chairman of the Board of the Company.

(f) Confidential Information. “Confidential Information” shall include, but is not limited to, the following types of information regarding the Company: corporate information, including contractual arrangements, plans, locations, strategies, tactics, potential acquisitions or business combinations or joint venture possibilities, policies and negotiations; marketing information, including sales, purchasing and inventory plans, strategies, tactics, methods, customers, advertising, promotion or market research data; financial information, including operating results and statistics, costs and performance data, projections, forecasts, investors, and holdings; and operational information, including trade secrets, secret formulae, control and inspection practices, accounting systems and controls, computer programs and data, personnel lists, resumes, personal data, organizational structure and performance evaluations. Confidential Information does not include skills, knowledge and experience acquired by Lee during his employment with any prior employer.

(g) Corporate Documents. Lee agrees that all documents of any nature pertaining to activities of the Company or to any of the foregoing, matters in his possession now or at any time during the Non-Competition Period, including, without limitation, memoranda, notebooks, notes, computer records, disks, electronic information, data sheets, records and blueprints, are and shall be the property of the Company and that they and all copies of them shall be surrendered to the Company whenever requested by the Company from time to time during the Non-Competition Period and thereafter and with or without request upon termination of Lee’s employment with the Company.

(h) Equitable Remedies. In the event of a breach by Lee of any of the provisions of this Section 6, the Company, in addition to any other remedies it may have, shall be entitled to an injunction restraining Lee from doing or continuing to do any such act in violation of this Section 6.

7. Attorney Fees. The successful party in any litigation relating to matters covered by this Agreement shall be entitled to an award of reasonable attorneys’ fees in such action.

8. Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assignable by either Lee or the Company, except that this Agreement shall be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

9. Binding Effect. The terms, conditions, covenants and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the parties hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

10. Amendment. This Agreement may not be altered or modified except by further written agreement between the parties.

11. Notices. Any notice required or permitted to be given under this Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the United States), postage prepaid, or sent by facsimile transmission, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

If to the Company, to:

Video City, Inc.

4800 Easton Drive, Suite 108

Bakersfield, CA 93309

Attn: Chief Executive Officer

Fax: (661) 634-9180

If to Lee, to:

Robert Y Lee.

82 Magdalena Drive

Rancho Mirage, CA 92270

(760)321-9785

12. California Law. This Agreement is being executed and delivered and is intended to be performed and shall be governed by and construed in accordance with the laws of the State of California.

13. Board of Directors. On any matter calling for authorization, approval, decision, determination or other action of the Board of Directors under the provisions of this Agreement, Lee’s vote as a director shall not be counted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIDEO CITY, INC.

By:	/s/ BARRY COLLIER
Barry Collier, Director

/s/ ROBERT Y. LEE ROBERT Y. LEE

December 5th, 2001